Exhibit 21.1
LIST OF SUBSIDIARIES OF THE COMPANY
Tollgrade Communications, Inc. (DE)
Tollgrade International, Inc. (DE)
Tollgrade Belgium LLC (DE)
Tollgrade UK Limited (England and Wales)
Tollgrade Belgium N.V. (Belgium)
Tollgrade Germany GmbH (Germany)